CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectuses and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use of our reports dated October 25, 2010 on Dreyfus International Value Fund, Dreyfus Midcap Value Fund, Dreyfus Opportunistic Small Cap Fund, Dreyfus Strategic Value Fund, Dreyfus Structured Midcap Fund, Dreyfus Technology Growth Fund and Dreyfus Emerging Leaders Fund for the fiscal year ended August 31, 2010 which are incorporated by reference in this Registration Statement (Form N-1A Nos. 33-51061 and 811-7123) of Advantage Funds, Inc.

Ernst & Young LLP

ERNST & YOUNG LLP

New York, New York
December 23, 2010